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                                 EXHIBIT 99.5

                            THE GAINSCO COMPANIES

                                     NEWS

      GAINSCO to Acquire Nonstandard Private Passenger Automobile Insurance
                                    Operation

         FORT WORTH, Texas, August 18 /PRNewswire/ -- GAINSCO, INC. (NYSE: GNA) today announced it had executed definitive agreements to acquire Lalande Group, a privately-owned Miami, Florida-based operation specializing in underwriting, servicing and claims adjusting in the nonstandard private passenger automobile insurance market in Florida.

         "This is the first major step in our transformation process to expand and diversify the earnings base of our Company," said Glenn W. Anderson, President & CEO of GAINSCO. "The Lalande Group is a strong, disciplined, and highly integrated marketing, underwriting, and claims organization that is operating very successfully in the Florida nonstandard private passenger auto marketplace. The combination of our two organizations will generate a valuable new source of underwriting earnings and establish a strong foundation for expansion beyond Florida in the future, working together with GAINSCO's agency force."

         Lalande Group has two principal corporations. The first is National Speciality Lines, Inc. (NSL), a managing general agency established in 1989 which markets nonstandard private passenger insurance through over 500 retail agencies in Florida and expects to produce approximately $45 million in gross premiums written in 1998. The second is De la Torre Insurance Adjusters, Inc.
(DLT), a 20-year old automobile claims adjusting operation that provides services to NSL and to third parties for a fee. After completion of the acquisition, Lalande Group will operate from its existing Miami, Florida base.

         "We are very excited about the opportunity to be joining the GAINSCO team," said McRae Johnston, a 21-year veteran of the auto insurance industry and President of NSL, and Carlos De la Torre, a 28-year claim veteran and President of DLT. "We have seen a commonality of spirit and drive among our companies, and we look forward to the profitable growth of this business line for GAINSCO."

         The purchase price consideration will consist of $18 million in cash at closing plus up to an additional $22 million in cash over approximately five years linked directly to operating performance. The acquisition is expected to be minimally accretive in 1999 during the transition period to a totally integrated business line and is expected to provide significant accretion in subsequent years. The transaction is expected to be dilutive in 1998 and to be funded with borrowings or internally generated funds.


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         The transaction is expected to close by early in the fourth quarter of
1998.

         GAINSCO's financial advisor for the transaction was Wasserstein Perrella & Co. Lalande Group was advised by Metis Financial, LLC.

         GAINSCO, INC. is a vertically integrated property and casualty insurance holding company specializing in underwriting excess and surplus lines. Its insurance companies are all rated "A" (Excellent) by A.M. Best.

         Statements made in this release that are not strictly historical may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Important factors include, but are not limited to, (a) heightened competition, including price competition from existing competitors, from newly formed competitors and from the entry into GAINSCO's markets of standard insurance companies which historically have not competed in the Company's specialty markets, (b) contraction of the markets for the Company's various lines of business, (c) development and performance of new specialty programs,
(d) the ongoing level of claims and claims-related expenses, (e) adequacy of claim reserves, (f) the ability to complete value-adding acquisitions, (g) the ability of the Company to fully integrate newly acquired companies and their customers and mangers into GAINSCO, and (h) general economic conditions.
Please refer to the Company's SEC filings for further information.